EXHIBIT 99.1

CONTACTS:
Russell G. Allen, Director – Planning & IR (704) 557-8219
Dave Perzinski — Treasurer (704) 556-5789

FOR IMMEDIATE RELEASE
LANCE REPORTS THIRD QUARTER EARNINGS OF 27 CENTS PER SHARE
ON 11% REVENUE GROWTH;
BOARD DECLARES REGULAR QUARTERLY DIVIDEND
     CHARLOTTE, NC, OCTOBER 20, 2005 — Lance, Inc. (Nasdaq: LNCE) today reported third quarter net income of $8.0 million or $0.27 per share, on a diluted basis, on net sales and other operating revenue of $171.9 million for the 13 weeks ended September 24, 2005. In the same period last year, net income was $8.0 million or $0.27 per share, on a diluted basis, on net sales and other operating revenue of $154.9 million.
     Net sales and other operating revenue increased $17.1 million, or 11%, in the third quarter from the same quarter a year ago. Branded product revenue increased $7.4 million, or 8%, compared to the prior year quarter on continued strength in sandwich cracker and salty snack sales. Non-branded product revenue increased $9.7 million, or 16%, on strength in private label product sales and sales to other manufacturers.
     During the third quarter, gross margin increased $4.4 million compared to the prior year quarter. Higher volume ($4.9 million) and improved pricing and promotions ($3.2 million) more than offset the impact of increased manufacturing costs ($3.3 million) and unfavorable product mix ($0.4 million). The manufacturing costs increase included a non-recurring $0.9 million charge for the termination of a guarantee obligation with a supplier. Gross margin as a percent of revenue declined 2.0 points primarily due to higher manufacturing costs, the termination of the guarantee obligation and changes in product mix offset by favorable pricing and promotions.
     Selling, marketing and delivery expenses increased $4.2 million during the third quarter. Delivery expenses were up $2.2 million due to higher fuel costs and increased volume. Insurance, marketing and other selling costs increased a total of $2.0 million.

     General and administrative expenses remained even with the prior year quarter. Interest expense decreased $0.2 million compared to the prior year quarter mainly due to lower debt levels.
     “We were pleased to see sales momentum remain strong during the quarter,” said David Singer, President and Chief Executive Officer. “Branded product sales continued to respond favorably to our selling efforts and stepped-up marketing initiatives. Additionally, our private label products recorded another quarter of double-digit revenue growth.”
     “I am particularly pleased with the recently announced acquisition of the assets of Tom’s Foods Inc.” Singer said. “This transaction developed quickly, and although we are continuing to develop our plans, we are confident that the combination of increased sales and operating synergies will make us a stronger business and create value for our stockholders. We are currently assessing the financial impact of this acquisition and are therefore temporarily suspending earnings estimates. We do anticipate that transition costs associated with this acquisition will dilute earnings in the fourth quarter of this year.”
     On October 18, 2005 Lance announced that it was the successful bidder for the assets of Tom’s Foods, Inc. subject to U.S. Bankruptcy Court approval of the sale. The Bankruptcy Court has now approved the sale and the closing is expected on Friday, October 21, 2005.
     The Board of Directors declared a regular quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on November 18, 2005 to stockholders of record at the close of business on November 10, 2005.
     Lance, Inc. has scheduled a conference call discussion with investors at 9:00 a.m. eastern time on Friday, October 21, 2005 to discuss third quarter financial results. To participate in the call, the dial-in numbers are (800) 789-3681 for U.S. callers and (706) 634-1425 for international callers. The access code is “LANCE.” A continuous replay of the call will be available beginning at 12:00 p.m. on October 21st and running through October 28th at midnight. The replay telephone number is (800) 642-1687. The international number is (706) 645-9291. The replay access code is 9792985. A web-based replay of the conference call will also be available in the investor relations section of Lance’s web site, www.lance.com, through October 28, 2005.
     Lance, Inc. manufactures and markets snack foods throughout most of the United States and other parts of North America.
     This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition, industry consolidation, raw material costs, food industry factors, effectiveness of sales and marketing activities and interest rate, foreign exchange rate and credit risks, are discussed in the Company’s most recent Forms 10-Q and 10-K filed with the Securities and Exchange Commission.

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	For the Quarter (13 Weeks) Ended
	September 24, 2005	September 25, 2004

Net sales and other operating revenue	$171,927	$154,876
Cost of sales	95,991	83,358

Gross margin	75,936	71,518

Selling, marketing and delivery	54,782	50,569
General and administrative	7,688	7,653
Provisions for employees’ retirement plans	1,311	1,359
Other, net	(306)	(454)

Earnings before interest and income taxes	12,461	12,391

Interest expense, net	358	575

Earnings before income taxes	12,103	11,816
Income taxes	4,079	3,866

Net income	$8,024	$7,950

Earnings per share:
Basic	$0.27	$0.27
Diluted	$0.27	$0.27
Weighted average shares outstanding:
Basic	29,944,000	29,488,000
Diluted	30,242,000	29,778,000

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	For the 39 Weeks Ended
	September 24, 2005	September 25, 2004

Net sales and other operating revenue	$485,499	$451,029
Cost of sales	265,161	243,789

Gross margin	220,338	207,240

Selling, marketing and delivery	162,119	152,087
General and administrative	27,015	22,512
Provisions for employees’ retirement plans	4,133	3,296
Amortization of intangibles	—	167
Other, net	(356)	(705)

Earnings before interest and income taxes	27,427	29,883

Interest expense, net	1,452	1,944

Earnings before income taxes	25,975	27,939
Income taxes	9,045	9,332

Net income	$16,930	$18,607

Earnings per share:
Basic	$0.57	$0.63
Diluted	$0.56	$0.63
Weighted average shares outstanding:
Basic	29,826,000	29,369,000
Diluted	30,112,000	29,674,000

LANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)
(unaudited)

	September 24, 2005	December 25, 2004	September 25, 2004

Assets:
Cash and cash equivalents	$4,042	$41,466	$30,344
Accounts receivable	59,837	46,438	52,993
Inventories	28,936	23,804	26,426
Refundable income taxes	—	454	444
Deferred income tax benefit	6,905	6,243	5,991
Prepaid expenses and other	5,382	3,836	5,608

	105,102	122,241	121,806
Property plant and equipment, net	166,358	161,716	160,282
Goodwill and other intangibles, net	56,487	54,865	53,835
Other	3,596	2,918	2,816

	$331,543	$341,740	$338,739

Liabilities and Equity:
Current portion of long-term debt	$—	$40,650	$39,370
Accounts payable	19,212	16,346	16,130
Other current liabilities	53,010	44,961	47,572

	72,222	101,957	103,072

Long-term debt	16,000	—
Other liabilities	38,436	41,068	41,156
Stockholders’ equity	204,885	198,715	194,511

	$331,543	$341,740	$338,739

Common shares outstanding at end of period	29,826,701	29,747,596	29,589,490

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the 39 Weeks Ended
	September 24, 2005	September 25, 2004

Operating Activities:
Net income	$16,930	$18,607

Depreciation and amortization	20,154	21,434
Gain on sale of property, net	(415)	(665)
Deferred income taxes	(3,549)	1,242
Imputed interest on deferred notes	—	97
Changes in operating assets and liabilities	(6,666)	(2,006)

Net cash flows provided by operating activities	26,454	38,709

Investing Activities:
Purchases of property and equipment	(20,518)	(20,574)
Acquisition of business, net of cash	(4,829)	—
Proceeds from sale of property and equipment	1,244	1,060

Net cash used in investing activities	(24,103)	(19,514)

Financing Activities:
Dividends paid	(14,293)	(14,125)
Issuance of common stock, net	3,870	5,438
Repayments of debt	(41,237)	(5,648)
Proceeds from debt	16,000	—
Purchase of common stock	(3,888)	—

Net cash used in financing activities	(39,548)	(14,335)

Effect of exchange rate changes on cash	(227)	5

Increase/(decrease) in cash and cash equivalents	(37,424)	4,865
Cash and cash equivalents at beginning of period	41,466	25,479

Cash and cash equivalents at end of period	$4,042	$30,344